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Exhibit 10.37

AMENDMENT TO
AMENDED AND RESTATED OPTION AGREEMENT

        THIS AMENDMENT TO AMENDED AND RESTATED OPTION AGREEMENT (this "Amendment") is made and entered into effective the 1st day of June, 2002 by and between DFW RESTAURANT TRANSFER CORP., a Texas corporation ("Holder"), NS ASSOCIATES I, LTD., a Texas limited partnership ("Grantor") and SCHLOTZSKY'S, INC., a Texas corporation ("Guarantor").

W I T N E S S E T H:

        WHEREAS, Holder, Grantor and Guarantor are parties to an Amended and Restated Option Agreement dated as of February 7, 2001 (the "Option Agreement"), pursuant to which Holder holds an option to acquire Grantor's rights under that certain Amended and Restated Area Developer Agreement dated August 13, 1996 between Grantor and Guarantor, as amended (the "ADA"); and

        WHEREAS, the parties with to modify certain provisions of the Option Agreement in the manner, and subject to the terms and conditions, set forth herein;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Defined Terms. All capitalized terms used herein without definition shall have the meanings assigned to them in the Option Agreement.

        2.    Modification of Certain Portions of Option Agreement. Provided that Holder (x) pays to Grantor, on or before five o'clock p.m. Dallas, Texas time on July 1, 2002 an option payment of $250,000 (the "July Option Payment") and (y) pays to Grantor on or before five o'clock p.m. Dallas, Texas time on August 1, 2002 an option payment of $250,000 (the "August Option Payment"), then the Option Agreement shall be modified in the following respects:

          (a)  The first sentence of Section 3 of the Option Agreement shall be amended to read in its entirety as follows:

            "Holder shall be entitled to exercise the Option in accordance with the provisions of Section 4 during the period commencing on the date of this Agreement and continuing until 5:00 p.m., Dallas, Texas time on August 30, 2002 (such period being the 'Option Period')."

          (b)  Paragraph 4 of the Option Agreement shall be amended to read in its entirety as follows:

            "4. Exercise Price. The entire Option exercise price is hereby changed to $28,850,000. The exercise price to be paid on the closing of the exercise of the Option (the 'Exercise Price') is $23,768,000, which price takes into account all previous option payments received by Grantor. The Exercise Price shall be payable as follows:

            (i)    A payment of $500,000 (the 'Cash Payment') at the Closing; and

            (ii)  A promissory note in the original principal amount of $23,268,000, the form of which is attached hereto as Exhibit 'A' (the 'Note'). Guarantor will guarantee Holder's payment and performance of the Note through a Guaranty of Payment, the form of which is attached hereto as Exhibit 'B' (the 'Guaranty'). Holder's obligations under the Note shall be further secured by a Security Agreement, the form of which is attached hereto as Exhibit 'C' (the 'Security Agreement')."

          (c)  Exhibit "A" to this Amendment shall be substituted for Exhibit "A" to the Option Agreement; and

          (d)  The first sentence of Section 5 of the Option Agreement will be amended to read in its entirety as follows:

            "Holder shall be entitled to exercise the Option during the Option Period by delivering to Grantor at the address set forth in Section 13 hereof by courier or by certified mail, postage prepaid, return receipt requested, notice of Holder's exercise of the Option; and the closing shall be held ten (10) business days thereafter; provided, however, that in no event shall the closing occur later than August 30, 2002."

If Owner does not make the July Option Payment to Grantor prior to five o'clock p.m. Dallas, time on July 1, 2002 or does not make the August Option Payment to Guarantor prior to five o'clock p.m. Dallas, Texas time on August 1, 2002, the modifications to the Option Agreement provided for herein shall not be made or become effective.

        3.    Continuing Effect. Except as amended hereby, the Option Agreement is, and shall remain, in full force and effect according to the terms and conditions set forth therein.

        4.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

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        IN WITNESS WHEREOF the parties have executed this amendment as of the day and year first above written.

HOLDER:
DFW RESTAURANT TRANSFER CORP., a Texas corporation
By:
John C. Wooley, President
GRANTOR:
NS ASSOCIATES I, LTD., a Texas limited partnership
By: NS Associates, Inc., a Texas corporation, its General Partner
By:
Morris P. Newberger, President
GUARANTOR:
SCHLOTZSKY'S, INC., a Texas corporation
By:
John C. Wooley, President

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EXHIBIT "A"

PROMISSORY NOTE

$23,268,000	,

        FOR VALUE RECEIVED, the undersigned, DFW RESTAURANT TRANSFER CORP., a Texas corporation ("Maker"), HEREBY PROMISES TO PAY to the order of NS ASSOCIATES I, LTD., a Texas limited partnership ("Payee"), the principal sum of Twenty Three Million Two Hundred Sixty-Eight Thousand Dollars ($23,268,000), plus interest accruing on the unpaid balance thereof as herein provided.

        Prior to maturity, the unpaid principal amount of this Promissory Note shall bear interest at the rate of eight percent (8%) per annum (such rate of interest to be referred to herein as the "Contract Rate"). Accrued interest on the unpaid principal balance of this Promissory Note shall be computed on the basis of a year consisting of 365 days, applied to the actual number of days in each calendar month, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance hereof during the same period at the Maximum Rate.

        Notwithstanding the foregoing, if at any time the Contract Rate exceeds the Maximum Rate, as hereinafter defined, the rate of interest to accrue on this Promissory Note as provided above shall be limited to the Maximum Rate; however, any subsequent reductions in the Contract Rate shall not reduce the rate of interest to accrue on this Promissory Note below the Maximum Rate until the total amount of interest accrued on this Promissory Note equals the amount that would have accrued if the Contract Rate had at all times been in effect. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the day when due until said principal amount is paid in full, payable on demand, at the Maximum Rate, as hereinafter defined.

        Commencing on September 30, 2002 and continuing on the thirtieth (30th) day of each month thereafter (except that any payment due for the month of February shall be payable on the last day of such month), through and including May 30, 2005, payments of principal and accrued interest in the amount of Five Hundred Twenty Thousand Dollars ($520,000) each shall be due and payable. A final payment of all outstanding principal and accrued interest shall be due and payable on June 30, 2005.

        Notwithstanding anything to the contrary set forth herein, Payee shall have the right to accelerate the indebtedness under this Note and to require Maker to prepay all outstanding principal and interest due hereunder upon the occurrence of a "change in control of Guarantor or Holder," as defined in the Amended and Restated Option Agreement between Maker, Payee and Schlotzsky's, Inc. dated as of February 7, 2001.

        Both principal and interest are payable in lawful money of the United States of America to Payee at 5720 LBJ Freeway, Suite 625, Dallas, Texas 75240, or such other address as the holder hereof shall notify Maker in writing, in immediately available funds without setoff or counterclaim.

        Maker may, at any time or from time to time, prepay the principal amount outstanding hereunder, in whole or in part, without premium or penalty.

        Maker agrees that the maximum lawful rate of interest (the "Maximum Rate") applicable to this Promissory Note under Texas law shall be the indicated rate ceiling as specified under Texas law; provided that, if permitted by law, Payee may from time to time implement any ceiling under such laws and revise the index, formula or provision of law used to compute the rate under this Promissory Note by notice to Maker as provided in such laws; provided further that, if any other provision of Texas, state or federal law now or hereafter in effect and applicable hereto shall permit a greater interest rate than the maximum rates currently in effect, the Maximum Rate shall be the highest lawful interest rate hereunder. In determining whether or not the interest paid or payable, under any specific contingency, exceeds such Maximum Rate, the Maker and the Payee shall, to the full extent permitted by applicable law, exclude voluntary prepayments and the effects thereof, and amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Promissory Note so that the interest rate is uniform throughout the entire term of this Promissory Note. If it is so determined that any interest in excess of such Maximum Rate is provided for, such excess shall be applied first to any other amounts not constituting interest due or which may become due under this Promissory Note, and the balance, if any, shall be refunded to Maker; provided, however, that in no event shall Maker be obligated to pay, and Payee hereby waives payment of, the amount of interest to the extent it is in excess of the amount permitted by applicable law.

        This Promissory Note is the promissory note referred to in, and shall be entitled to the benefits of, that certain Security Agreement dated as of the date hereof, between Maker and Payee. Payment of this Promissory Note is further secured by a Guaranty of even date executed by Schlotzsky's, Inc.

        In the event this Promissory Note is placed in the hands of an attorney for collection or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief or other court proceedings, Maker and all endorsers and each other party now or hereafter liable for payment of this Promissory Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

        Maker and each endorser and each other party now or hereafter liable for payment of this Promissory Note severally waive presentment for payment, notice of dishonor, protest, notice of protest and diligence in collecting or bringing suit against any party liable hereon and agree to any and all extensions, renewals, partial payments, substitutions of evidence of indebtedness and the taking, release or substitution of any security or collateral with or without notice before or after maturity.

        If any of the following events (each an "Event of Default") shall occur and be continuing: (i) Maker shall fail to pay the principal balance of this Note or any interest accrued on the principal amount of this Promissory Note when due; or (ii) Maker shall admit in writing his inability to pay his debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Maker seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against Maker it shall remain undismissed for a period of 90 days; then, and in any such event, the holder hereof may, by notice to Maker: (A) declare this Promissory Note and all interest thereon to be forthwith due and payable, whereupon this Promissory Note and all accrued interest thereon shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Maker; (B) to the extent permitted by applicable law, bring suit at law, in equity or through other appropriate proceedings, whether for the specific performance of any covenant or agreement contained herein, for an injunction against a violation of any of the terms hereof, in aid of the exercise of any power granted hereby or thereby or by law, to recover judgment for any and all amounts due on this Promissory Note, or otherwise; and (C) exercise all of the remedies available to the secured party under the Security Agreement.

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        This Promissory Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

                      MAKER:

                      DFW RESTAURANT TRANSFER CORP.

                      By:
                      Name:
                      Title:

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Exhibit 10.37
AMENDMENT TO AMENDED AND RESTATED OPTION AGREEMENT